Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

TMK Holdings, Inc, a Florida corporation formed on 9/13/2002

Consumer Dynamix Corp, a Florida corporation formed on 6/4/2002

USA 24/7, Inc, a Florida Corp, formed on 8/14/2003

ProCede Corp, a Florida Corp, formed on 8/12/2004

TV Short Force, Inc, a Florida Corp formed on 1/6/2006